Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2015 (September 1, 2015 as to the effects of the retrospective impact related to the acquisition of Delaware City Products Pipeline and Truck Rack as described in Note 1, the $350,000,000 senior notes issuance in Note 13, and the condensed consolidating financial statements in Note 14), relating to the consolidated financial statements of PBF Logistics LP and subsidiaries (“PBFX”) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to (1) the retrospective effect given for PBFX’s acquisitions of the entities under common control and (2) the portion of the consolidated financial statements for the three years in the period ended December 31, 2014 attributed to PBF MLP Predecessor, Delaware City West Heavy Crude Unloading Rack, Toledo Storage Facility, and Delaware City Products Pipeline and Truck Rack being prepared from the separate records maintained by PBF Energy Inc. and subsidiaries which may not necessarily be indicative of the conditions that would have existed or results of operations if these entities had been operated as unaffiliated entities) appearing in PBFX’s Current Report on Form 8-K dated September 1, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

October 9, 2015